Exhibit 99.1

News Release
Analysts and Media Contact:
Jennifer Hills (972) 855-3729

Atmos Energy Corporation Reports Earnings for Fiscal 2018 Second Quarter and Six Months; Reaffirms Fiscal 2018 Guidance
DALLAS (May 2, 2018) - Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its fiscal 2018 second quarter and six months ended March 31, 2018.

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Fiscal 2018 second quarter consolidated net income was $179.0 million, or $1.60 per diluted share, compared with consolidated net income of $164.7 million, or $1.55 per diluted share in the prior-year quarter.

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Adjusted income from continuing operations was $175.2 million, or $1.57 per diluted share after excluding an income tax benefit of $3.8 million, or $0.03 per diluted share, related to the Tax Cuts and Jobs Act of 2017 (the TCJA). Net income from continuing operations was $162.0 million, or $1.52 per diluted share for the same quarter last year.

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The company's Board of Directors has declared a quarterly dividend of $0.485 per common share. The indicated annual dividend for fiscal 2018 is $1.94, which represents a 7.8 percent increase over fiscal 2017.

For the six months ended March 31, 2018, consolidated net income was $493.1 million or $4.47 per diluted share, compared with consolidated net income of $289.8 million, or $2.74 per diluted share for the same period last year. Adjusted income from continuing operations for the six months ended March 31, 2018, which excludes a one-time income tax benefit related to the TCJA of $165.7 million, or $1.50 per diluted share, was $327.4 million, or $2.97 per diluted share, compared with adjusted net income from continuing operations of $276.1 million, or $2.61 per diluted share in the prior-year period.

“Our results continue to benefit from the significant capital investments we are making to modernize our infrastructure to improve system safety and reliability,” said Mike Haefner, President and Chief Executive Officer of Atmos Energy Corporation.  "We remain on track to meet our fiscal 2018 guidance range of $3.85 to $4.05 per diluted share. Also, we expect our customers will save over $100 million annually from the recently enacted Tax Cuts and Jobs Act. We have made significant progress during the quarter to ensure that our customers receive the full benefit of these savings,” Haefner concluded.

Results for the Three Months Ended March 31, 2018
Operating income decreased $16.2 million to $269.0 million for the three months ended March 31, 2018, from $285.2 million in the prior-year quarter. The decrease primarily reflects the lower statutory tax rate in revenues due to the TCJA and higher operation and maintenance expenses in the current-year quarter.
Distribution contribution margin increased $22.8 million to $472.2 million for the three months ended March 31, 2018, compared with $449.4 million in the prior-year quarter. Contribution margin reflects a net $27.6 million increase in rates, primarily in the Mid-Tex, West Texas, and Kentucky/Mid-States Divisions. Net consumption increased $9.3 million, primarily due to weather that was 43 percent colder than the prior-year quarter. Transportation contribution margin increased $4.3 million quarter over quarter primarily due to the addition of new industrial customers. These increases were partially offset by a decrease of $26.2 million as a result of incorporating the lower statutory tax rate in revenues due to the TCJA.
Pipeline and storage contribution margin increased $9.3 million to $120.5 million for the three months ended March 31, 2018, compared with $111.2 million in the prior-year quarter. This increase is attributable to a $16.5 million increase in rates, due to the Atmos Pipeline–Texas rate case and the Gas Reliability Infrastructure Program (GRIP) filing approved in December 2017, partially offset by a decrease of $8.0 million as a result of including the lower statutory tax rate in revenues due to the TCJA. Additionally, transportation fees and volumes increased contribution margin a net $1.7 million due to wider spreads and positive supply and demand dynamics affecting the Permian Basin.
Continuing operation and maintenance expense for the three months ended March 31, 2018, was $161.1 million, compared with $132.2 million for the prior-year period. This $28.9 million increase was primarily driven by expenses incurred as part of a planned outage in the Mid-Tex Division in March 2018 and increased system maintenance and other expense during the quarter.

Results for the Six Months Ended March 31, 2018
Operating income increased $15.4 million to $510.5 million for the six months ended March 31, 2018, compared to $495.1 million in the prior-year period, which primarily reflects positive rate outcomes, stronger customer consumption, and customer growth in the distribution business, partially offset by reduced revenues as a result of implementing the TCJA and higher operation and maintenance expense in the current-year period.
Distribution contribution margin increased $60.5 million to $869.3 million for the six months ended March 31, 2018, compared with $808.8 million in the prior-year period. Contribution margin reflects a net $53.1 million increase in rates, primarily in the Mid-Tex, West Texas, and Kentucky/Mid-States Divisions. In addition, net consumption increased $15.0 million, primarily due to weather that was 33 percent colder than the prior-year period. Transportation contribution margin increased $6.0 million period over period primarily due to the addition of new industrial customers. These increases were partially offset by a decrease of $26.2 million as a result of incorporating the lower statutory tax rate in revenues due to the TCJA.
Pipeline and storage contribution margin increased $25.3 million to $246.1 million for the six months ended March 31, 2018, compared with $220.8 million in the prior-year period. This increase is primarily attributable to a $30.4 million increase in revenue from the Atmos Pipeline–Texas rate case and the GRIP filing approved in December 2017, partially offset by a decrease of $8.0 million as a result of including the lower statutory tax rate in revenues due to the TCJA. In addition, transportation fees and volumes increased contribution margin by a net $3.1 million due to wider spreads and positive supply and demand dynamics impacting the Permian Basin.
Continuing operation and maintenance expense for the six months ended March 31, 2018 was $290.6 million, compared with $257.2 million in the prior-year period. This increase was primarily driven by expenses incurred as a result of the aforementioned planned outage experienced in March and increased maintenance activities in the distribution segment in the current year.
Capital expenditures increased $134.6 million to $694.0 million for the six months ended March 31, 2018, compared with $559.4 million in the prior-year period, due to continued spending for infrastructure replacements and enhancements.
For the six months ended March 31, 2018, the company generated operating cash flow of $751.4 million, a $199.4 million increase compared with the six months ended March 31, 2017. The period-over-period increase primarily reflects successful rate case outcomes achieved in fiscal 2017 and changes in working capital, primarily as a result of the timing of gas cost recoveries under purchased gas cost mechanisms and increased customer consumption and transportation margins.
The equity capitalization ratio at March 31, 2018 was 59.6%, compared with 52.6% at September 30, 2017. On November 28, 2017, Atmos Energy completed the public offering of 4,558,404 shares of common stock for gross proceeds of approximately $400 million. Atmos Energy used the net proceeds of $395.1 million from this offering to repay short-term debt under its commercial paper program, to fund capital spending primarily to enhance the safety and reliability of its system, and for general corporate purposes.
Outlook
The leadership of Atmos Energy remains focused on enhancing system safety and reliability through infrastructure investment while delivering shareholder value and consistent earnings growth. Atmos Energy expects fiscal 2018 earnings to be in the previously announced range of $3.85 to $4.05 per diluted share, excluding the one-time, non-cash income tax benefit. Capital expenditures for fiscal 2018 are expected to be approximately $1.4 billion.

Conference Call to be Webcast May 3, 2018
Atmos Energy will host a conference call with financial analysts to discuss the fiscal 2018 second quarter financial results on Thursday, May 3, 2018, at 10:00 a.m. Eastern Time. The domestic telephone number is 877-485-3107 and the international telephone number is 201-689-8427. Mike Haefner, President and Chief Executive Officer and Chris Forsythe, Senior Vice President and Chief Financial Officer will participate in the conference call. The conference call will be webcast live on the Atmos Energy website at www.atmosenergy.com. A playback of the call will be available on the website later that day.

This news release should be read in conjunction with the attached unaudited financial information.
Forward-Looking Statements
The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the company's other documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the risks and uncertainties relating to regulatory trends and decisions, the company's ability to continue to access the credit and capital markets and the other factors discussed in the company's reports filed with the Securities and Exchange Commission. These factors include the risks and uncertainties discussed in the company's Annual Report on Form 10-K for the fiscal year ended September 30, 2017.
Although the company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures
The historical financial information in this news release utilizes certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP). Specifically, the company uses contribution margin, defined as operating revenues less purchased gas cost, to discuss and analyze its financial performance. Its operations are affected by the cost of natural gas, which is passed through to its customers without markup and includes commodity price, transportation, storage, injection and withdrawal fees, along with hedging settlements. These costs are reflected in the income statement as purchased gas cost. Therefore, increases in the cost of gas are offset by a corresponding increase in revenues.  Accordingly, the company believes contribution margin is a more useful and relevant measure to analyze its financial performance than operating revenues. The term contribution margin is not intended to represent operating income, the most comparable GAAP financial measure, as an indicator of operating performance, and is not necessarily comparable to similarly titled measures reported by other companies.
In addition, the enactment of the TCJA required the company to remeasure its deferred tax assets and liabilities at its new federal statutory income tax rate as of December 31, 2017, which resulted in the recognition of a one-time, non-cash income tax benefit of $165.7 million during the six months ended March 31, 2018. Due to the non-recurring nature of this benefit, the company believes that income from continuing operations and diluted earnings per share from continuing operations before the one-time, non-cash income tax benefit, provides a more useful and relevant measure to analyze its financial performance than income from continuing operations and consolidated diluted earnings per share from continuing operations. Accordingly, the discussion and analysis of the company's financial performance will reference adjusted income from continuing operations and diluted earnings per share, which is calculated as follows:

	Three Months Ended March 31
	2018	2017	Change
	(In thousands, except per share data)
Income from continuing operations	$178,992	$162,012	$16,980
TCJA non-cash income tax benefit	3,791	—	3,791
Adjusted income from continuing operations	$175,201	$162,012	$13,189

Consolidated diluted EPS from continuing operations	$1.60	$1.52	$0.08
Diluted EPS from TCJA non-cash income tax benefit	0.03	—	0.03
Adjusted diluted EPS from continuing operations	$1.57	$1.52	$0.05

	Six Months Ended March 31
	2018	2017	Change
	(In thousands, except per share data)
Income from continuing operations	$493,124	$276,050	$217,074
TCJA non-cash income tax benefit	165,675	—	165,675
Adjusted income from continuing operations	$327,449	$276,050	$51,399

Consolidated diluted EPS from continuing operations	$4.47	$2.61	$1.86
Diluted EPS from TCJA non-cash income tax benefit	1.50	—	1.50
Adjusted diluted EPS from continuing operations	$2.97	$2.61	$0.36

About Atmos Energy
Atmos Energy Corporation, headquartered in Dallas, is the country's largest fully-regulated, natural-gas-only distributor, serving over three million natural gas distribution customers in over 1,400 communities in eight states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation
Financial Highlights (Unaudited)

Statements of Income	Three Months Ended March 31
(000s except per share)	2018	2017
Operating revenues
Distribution segment	$1,199,291	$962,541
Pipeline and storage segment	120,955	111,972
Intersegment eliminations	(100,837)	(86,327)
	1,219,409	988,186
Purchased gas cost
Distribution segment	727,053	513,096
Pipeline and storage segment	433	725
Intersegment eliminations	(100,526)	(86,327)
	626,960	427,494
Contribution margin	592,449	560,692
Operation and maintenance expense	161,073	132,239
Depreciation and amortization	89,381	77,667
Taxes, other than income	73,007	65,614
Total operating expenses	323,461	275,520
Operating income	268,988	285,172
Miscellaneous income (expense)	(253)	833
Interest charges	27,304	26,944
Income from continuing operations before income taxes	241,431	259,061
Income tax expense	62,439	97,049
Income from continuing operations	178,992	162,012
Gain on sale of discontinued operations, net of tax	—	2,716
Net Income	$178,992	$164,728
Basic and diluted net income per share
Income per share from continuing operations	$1.60	$1.52
Income per share from discontinued operations	—	0.03
Net income per share - basic and diluted	$1.60	$1.55
Cash dividends per share	$0.485	$0.450
Basic and diluted weighted average shares outstanding	111,706	105,935

	Three Months Ended March 31
Summary Net Income by Segment (000s)	2018	2017
Distribution	$145,243	$131,145
Pipeline and storage	33,749	30,867
Net income from continuing operations	178,992	162,012
Net income from discontinued operations	—	2,716
Net Income	$178,992	$164,728

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Statements of Income	Six Months Ended March 31
(000s except per share)	2018	2017
Operating revenues
Distribution segment	$2,060,083	$1,717,197
Pipeline and storage segment	247,418	221,924
Intersegment eliminations	(198,900)	(170,767)
	2,108,601	1,768,354
Purchased gas cost
Distribution segment	1,190,811	908,442
Pipeline and storage segment	1,345	1,080
Intersegment eliminations	(198,279)	(170,723)
	993,877	738,799
Contribution margin	1,114,724	1,029,555
Operation and maintenance expense	290,640	257,177
Depreciation and amortization	177,755	154,625
Taxes, other than income	135,780	122,663
Total operating expenses	604,175	534,465
Operating income	510,549	495,090
Miscellaneous expense	(2,288)	(161)
Interest charges	58,813	57,974
Income from continuing operations before income taxes	449,448	436,955
Income tax expense	(43,676)	160,905
Income from continuing operations	493,124	276,050
Income from discontinued operations, net of tax	—	10,994
Gain on sale of discontinued operations, net of tax	—	2,716
Net Income	$493,124	$289,760
Basic and diluted earnings per share
Income per share from continuing operations	$4.47	$2.61
Income per share from discontinued operations	—	0.13
Net income per share - basic and diluted	$4.47	$2.74
Cash dividends per share	$0.97	$0.90
Basic and diluted weighted average shares outstanding	110,135	105,610

	Six Months Ended March 31
Summary Net Income by Segment (000s)	2018	2017
Distribution	$394,342	$216,509
Pipeline and storage	98,782	59,541
Net income from continuing operations	493,124	276,050
Net income from discontinued operations	—	13,710
Net income	$493,124	$289,760

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Balance Sheets	March 31,	September 30,
(000s)	2018	2017
Net property, plant and equipment	$9,761,329	$9,259,182
Cash and cash equivalents	71,074	26,409
Accounts receivable, net	407,134	222,263
Gas stored underground	89,265	184,653
Other current assets	55,263	106,321
Total current assets	622,736	539,646
Goodwill	730,132	730,132
Deferred charges and other assets	242,125	220,636
	$11,356,322	$10,749,596

Shareholders' equity	$4,721,346	$3,898,666
Long-term debt	2,617,892	3,067,045
Total capitalization	7,339,238	6,965,711
Accounts payable and accrued liabilities	230,823	233,050
Other current liabilities	538,702	332,648
Short-term debt	129,602	447,745
Current maturities of long-term debt	450,000	—
Total current liabilities	1,349,127	1,013,443
Deferred income taxes	1,107,036	1,878,699
Regulatory excess deferred taxes	737,798	—
Deferred credits and other liabilities	823,123	891,743
	$11,356,322	$10,749,596

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows	Six Months Ended March 31
(000s)	2018	2017
Cash flows from operating activities
Net income	$493,124	$289,760
Depreciation and amortization	177,755	154,810
Deferred income taxes	116,023	148,657
One-time income tax benefit	(165,675)	—
Gain on sale of discontinued operations	—	(12,931)
Discontinued cash flow hedging for natural gas marketing commodity contracts	—	(10,579)
Other	12,252	10,391
Changes in assets and liabilities	117,888	(28,105)
Net cash provided by operating activities	751,367	552,003
Cash flows from investing activities
Capital expenditures	(693,978)	(559,385)
Acquisition	—	(85,714)
Proceeds from the sale of discontinued operations	3,000	133,560
Available-for-sale securities activities, net	(1,175)	(8,918)
Other, net	4,009	3,787
Net cash used in investing activities	(688,144)	(516,670)
Cash flows from financing activities
Net decrease in short-term debt	(318,143)	(159,204)
Proceeds from issuance of long-term debt, net of premium/discount	—	125,000
Net proceeds from equity offering	395,092	49,400
Issuance of common stock through stock purchase and employee retirement plans	11,902	16,984
Interest rate agreements cash collateral	—	25,670
Cash dividends paid	(105,891)	(95,314)
Other	(1,518)	—
Net cash used in financing activities	(18,558)	(37,464)
Net increase (decrease) in cash and cash equivalents	44,665	(2,131)
Cash and cash equivalents at beginning of period	26,409	47,534
Cash and cash equivalents at end of period	$71,074	$45,403

	Three Months Ended March 31		Six Months Ended March 31
Statistics	2018	2017	2018	2017
Consolidated distribution throughput (MMcf as metered)	179,978	137,669	304,335	248,274
Consolidated pipeline and storage transportation volumes (MMcf)	148,980	131,151	304,085	266,127
Distribution meters in service	3,245,012	3,208,532	3,245,012	3,208,532
Distribution average cost of gas	$5.42	$5.25	$5.40	$5.28
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